SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 16, 2003


                      BrandAid Marketing Corporation
            (Exact name of Registrant as specified in charter)


Delaware                        0-28772                     35-1990559
(State or other jurisdiction  (Commission                (I.R.S. Employer
of incorporation)             File Number)              Identification No.)


1715 Stickney Point Rd, Suite A-12
Sarasota, Florida                                               34231
(Address of principal executive offices)                     (Zip Code)


(941) 925-8312
(Registrant's telephone number,
including area code)

ITEM 5.            OTHER EVENTS

On June 16, 2003, NNM Global Investments, Inc., whose owner had previously invested $275,000 into BrandAid decided that the various filings made by Mr. Steven Biss on June 13, 2003 created a situation, wherein NNM could not invest in BrandAid. Therefore NNM withdrew its offer to invest $400,000 into BrandAid today. This has caused a severe financial problem for the Company as the Company had planned on using said funding to meet current financial obligations. NNM had already issued a check for $400,000 and specifically withdrew said check thus causing the Company to be in default with some of its largest vendors and furthermore causing the Company to temporarily cease operations.

The Company had previously retained the services of Mr. Shamim Ahmed, Esq. to file a federal lawsuit against Mr. Steven Biss and his associates, and the company believes those parties were aware of such actions by the Company an have attempted to initiate their own litigation against Paul Sloan and Peter Markus in order to retain jurisdiction of this dispute in Virginia, Mr. Sloan and Mr. Markus vehemently deny the allegations of the plaintiffs.

The Company specifically advised Mr. Steven Biss and his associates that they had, at the very least, failed to comply with obtaining the appropriate proxy control yet they continued to make filings which caused the Company to lose its funding and cease it operations. At present time the Company has no funding alternatives and has never received the twenty-one million dollars in cash and assets which Mr. Steven Biss has alleged he has made available to the Company. The shareholders of the Company should be advised that Mr. Steven Biss negotiated a subscription agreement with the Company which provided for twenty-one million dollars in cash to be invested in the Company. To date the Company has not received any monies from that agreement, yet, the Company believes that Mr. Biss has released shares placed in escrow under that agreement which the Company believes have not been paid for under the agreement Mr. Biss negotiated.


Exhibits:

99.1      Letter to BrandAid fron NNM Global


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 16, 2003

BrandAid Marketing Corporation

By:/s/Paul Sloan/s/
_____________________________
Paul Sloan, Chairman
of the Board of Directors
and Secretary


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Exhibit 99.1

Letter from Global Investments, Inc.
Dated June 16, 2003

Dear Mr. Sloan,

Pursuant to our discussion at approximately 10:00 am this morning, this will confirm that we will not be investing in your company at this time.

While your business is interesting, the filings made on Friday stating that you are not the Chairman of the Board of Directors of Brandaid, and further publicly disclosing a lawsuit against you, have led us to the following conclusions:

1) There is obviously a serious problem facing the company. If, as you state, the items stated in the filings are groundless, then you must show, in unequivocal terms, that the issue of who runs Brandaid has been dealt with.

2) If, as you state, the lawsuits have no bearing on the company, and was merely started to force you to acquiesce to the will of a minority of shareholders, you must unequivocally show this to be the fact.

3) If, as you state, there was an illegal attempt to take over Brandaid, and the Reg. S stock was never properly paid for or delivered, this must be shown to us. At this time, it appears that about 2/3 of your company is owned by some Hong Kong Company.

4) Referring specifically to the law suit disclosure, your honesty, integrity, and our ability to accept any comments made by you with relative trust have all been made somewhat suspect, to say the very least. It is of note that a number of shareholders have all stated that you lied to them, and misled them. While we would like to believe your side of the story, prudence suggests that we take your comments to us with a great deal of skepticism.

We are very sorry that this situation arose. However, given the foregoing, we cannot, at this time, invest in your company. As you requested, a copy of the check made out to your company has been enclosed.

Very truly yours,

Robert Farrill,
President


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